                                                                     Exhibit 5

                              PROSKAUER ROSE LLP

                                 1585 Broadway
                           New York, New York 10036

                               December 9, 1998

Henry Schein, Inc.
135 Duryea Road
Melville, New York  11747

Ladies and Gentlemen:

         We are acting as counsel to Henry Schein, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 with respect to 1,059,011 shares (the "Shares") of the common stock, par value $.01 (the "Common Stock"), of the Company. The Registration Statement relates to the offer and sale of the Shares by certain selling stockholders.

         We have examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper or necessary as a basis for rendering this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PROSKAUER ROSE LLP

By:      /s/ Robert Cantone
   --------------------------------
        A Member of the Firm

                                     II-7